EXHIBIT 10.1

MANAGEMENT AGREEMENT
AGREEMENT made as of the 1st day of October, 2017 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), CERES TACTICAL COMMODITY L.P., a New York limited partnership (the “Partnership”) and MILLBURN RIDGEFIELD CORPORATION, a Delaware corporation (the “Advisor” or “Millburn”).
W I T N E S S E T H :
WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving capital appreciation; and
WHEREAS, the Fifth Amended and Restated Limited Partnership Agreement effective as of October 30, 2016 (the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership, which advisors may or may not have any prior experience managing client funds; and
WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and
WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and
WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.   DUTIES OF THE ADVISOR.  (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in commodity interests, which may include commodity futures and/or options on futures.  The Advisor may also engage in swap and other derivative transactions on behalf of the Partnership with the prior written approval of CMF.  All such trading on behalf of the Partnership shall be (i) in accordance with the trading strategies and trading policies set forth in the Partnership’s Private Placement Offering Memorandum and Disclosure Document dated as of October 31st, 2016, as supplemented (the “Memorandum”), and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change, and (ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets.  CMF has initially selected the Advisor’s Commodity Program (the “Program”), as described in Appendix A attached hereto, to manage the Partnership’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the trading policies set forth in the Memorandum without the prior written consent of the Partnership given by CMF.  The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.

(b)   CMF acknowledges receipt of the description of the Advisor’s Program, attached hereto as Appendix A.  All trades made by the Advisor for the account of the Partnership shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor.  However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF.  The Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions with any swap dealer it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the swap dealer and any give-up or other fees are approved in advance by CMF.  All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).
(c)   The initial allocation of the Partnership’s assets to the Advisor shall be made to the Program, as described in Appendix A.  In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing.  In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF.  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix A to be materially accurate.  Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval.  The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF.  The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.

(d)   The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), its manager(s), employees and member(s), their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order.  Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order.  The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.
(e)   The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion.  The designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.
(f)   CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month.  The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor.  CMF will use its best efforts to give two days’ prior notice to the Advisor of any reallocations or liquidations.
(g)   The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades.  The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers.  The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership. For purposes of calculating the Advisor’s responsibility for trade error losses pursuant to this Section 1(g), the amount of trade error losses incurred in any one quarter shall be netted against the amount of trade error gains accrued in that same quarter, if any.

2.   INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor.  The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.
3.   COMPENSATION.  (a)  In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee (“Incentive Fee”) payable annually equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services (“Management Fee”) equal to 1/12 of 2% (2% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last business day of each month by 2% and dividing the result thereof by 12).
(b)   “Net Assets of the Partnership” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, management fees, administrative fees, ongoing selling agent fees or Incentive Fees payable as of the date of such determination.
(c)   “New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets of the Partnership.  Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership.  Ongoing expenses include offering and organizational expenses of the Partnership.    Interest income earned, if any, shall not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.
(d)   Annual Incentive Fees in respect of each calendar year and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  The first calendar year Incentive Fee shall be due to the Advisor with respect to New Trading Profits, if any, earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of such calendar year and subsequent Incentive Fees shall be due the Advisor with respect to each calendar year thereafter until termination of the Agreement.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar year or a calendar month, as the case may be, the annual Incentive Fee shall be computed as if the effective date of termination were the last day of the then current calendar year and the monthly Management Fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e)   The provisions of this Section 3 shall survive the termination of this Agreement.
4.   RIGHT TO ENGAGE IN OTHER ACTIVITIES.  (a) The services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, manager(s), employees and member(s) may render advisory, consulting and management services to other clients and accounts.  The Advisor and its officers, manager(s), employees and member(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership.  However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.
(b)   If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC‑ or exchange‑imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c)   It is acknowledged that the Advisor and/or its officers, manager(s), employees and member(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.
(d)   The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals utilizing the same investment strategy, if any, as shall be reasonably requested by CMF.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.
5.   TERM.  (a) This Agreement shall continue in effect until June 30, 2018 (the “Initial Termination Date”).  If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may terminate this Agreement upon 5 days’ notice to the Advisor.  At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per Unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more as of the end of a trading day from such Net Assets of the Partnership’s previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in the Partnership Agreement or the Memorandum, as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ix) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; or (x) CMF reasonably believes that the Advisor has contributed or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates.  This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.
(b)   The Advisor may terminate this Agreement by giving not less than 30 days’ written notice to CMF (i) in the event that the trading policies of the Partnership as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after June 30th, 2018; or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement.  The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.

(c)   Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.
6.   INDEMNIFICATION.  (a) (i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute gross negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement.  The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.
(ii)   Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.
(iii)   Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above.  Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld.  The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s providing the Advisor, by email, the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv)   In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, court costs and other legal expenses) incurred in connection therewith.
(v)   As used in this Section 6(a), the term “Advisor” shall include the Advisor, its affiliates, principals, officers, manager(s), employees and member(s) and the term “CMF” shall include the Partnership.
(b)   (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved gross negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.
(ii)   In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, manager(s), employees and member(s) unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.
(c)   In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.
(d)   None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e)   The provisions of this Section 6 shall survive the termination of this Agreement.
7.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a)   The Advisor represents and warrants that:
(i)   All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading.  All references to the Advisor and its principals, if any, in the Memorandum or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.
(ii)   The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein, and such tables have been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25.   The performance track record of the Program that has been provided to CMF (the “Track Record”), and which may be used in the performance tables in the Memorandum, if any, is based on all of the Program customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such Track Record and required to be disclosed therein, and such Track Record has been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25.  CMF and the Partnership acknowledge the existence of Millburn Commodity Trading Portfolio (the “Reference Fund”).  The performance of the Reference Fund is included in the Track Record and shall, at any time upon reasonable notice, be made available to CMF and/or the Partnership.  The annual financial statements of the Reference Fund have been audited by an independent certified public accountant and the report thereon has been provided to CMF.  The financial statements of the Reference Fund will be audited no less frequently than annually during the term of this Agreement or, if shorter, for as long as the Reference Fund remains extant, and shall be provided to CMF and/or the Partnership at any time upon reasonable notice.
(iii)   The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder.  The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement including, without limitation, registration as a commodity trading advisor with the CFTC and membership in NFA.

(iv)   The Advisor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.
(v)   The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.
(vi)   This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.
(vii)   At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.
(b)   CMF represents and warrants for itself and the Partnership that:
(i)   CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.
(ii)   CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.
(iii)   This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.
(iv)   CMF will not, by acting as the general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.
(v)   CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.
(vi)   The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(vii)   The Partnership is a qualified eligible person as defined in CFTC Rule 4.7 and consents to being treated as an exempt account by the Advisor.
8.   COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.
(a)   The Advisor agrees as follows:
(i)   In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.
(ii)   The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, manager(s), employees and member(s), agents or representatives, regardless of whether such investigation, suit, action or proceeding also involves CMF.  The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with any material, non-routine  investigation or audit of the Advisor’s business activities.
(iii)   In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor.  The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.
(iv)   The Advisor will maintain a net worth of not less than $1,000,000 during the term of this Agreement.
(v)   The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.
(b)   CMF agrees for itself and the Partnership that:
(i)   CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii)   CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.
(iii)   CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act and applicable anti-bribery laws, rules and regulations.  CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
9.   COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.
10.   ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.
11.   AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.
12.   NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:
If to CMF or to the Partnership:
Ceres Managed Futures LLC
522 Fifth Avenue, 14th Floor
New York, New York  10036
Attention:  Patrick Egan
Email:  patrick.egan@morganstanley.com
If to the Advisor:
Millburn Ridgefield Corporation
c/o The Millburn Corporation,
1270 Avenue of the Americas, 11th Floor
New York, NY  10020
Attn:  Gregg Buckbinder
Phone: 212-332-7350
E-mail: gbuckbinder@millburncorp.com

with a copy to:
411 West Putnam Avenue,
Greenwich, Connecticut 06830
Attn:  Eileen Grace
Phone:  203-625-7554
E-mail:  egrace@millburncorp.com

13.   GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
14.   ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.
15.   NO THIRD PARTY BENEFICIARIES.  There are no third  party beneficiaries to this Agreement, except that certain persons not party to this Agreement may have rights under Section 6 hereof.
16.   COUNTERPARTS.  This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.
IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

CERES TACTICAL COMMODITY L.P.

By: Ceres Managed Futures LLC
(General Partner)

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

MILLBURN RIDGEFIELD CORPORATION

By:	/s/ Gregg Buckbinder
Name: Gregg Buckbinder
Title: President and Chief Operating Officer

APPENDIX A
Description of Program
Millburn Ridgefield Corporation (“Millburn”) has a legacy of trading in commodities, futures and foreign exchange markets that dates back to 1971. Millburn manages money on behalf of its investors using alternative strategies with an emphasis on disciplined, systematic approaches and rigorous risk management. Collectively, Millburn and its affiliated entities have approximately 50 employees located in offices in Greenwich, New York and London.
Millburn Commodity Program (“MILCOM” or the “Program”) trades a diverse group of global commodity futures markets – currently approximately 45 – although it may not trade in all such markets at all times and the number of markets may increase or decrease from time to time.  It strives to maintain a diversified portfolio of commodity futures, allocated according to volatility based risk (not face value), subject to constraints, in order to take advantage of global economic cycles and commodity price fluctuations.  The portfolio is intended to be as diversified as market liquidity permits, and each market is traded using a diversified set of directional trading systems.  Maximum market allocations for each market in the portfolio are determined based on factors including, among others, exchange regulations and depth of market.  Millburn Ridgefield Corporation seeks to increase the number of commodity futures markets traded in the portfolio over time as new futures contracts become available, but it is also likely that certain futures contracts will be removed from the portfolio due to diminishing liquidity.  The Program may in the future also access commodity markets through investing and trading in forward, option and swap contracts.
Multiple Trading Systems
Millburn Ridgefield Corporation makes its systematically-based investment and trading decisions pursuant to its investment and trading methods, which may include technical trend analysis, certain non-traditional technical systems (i.e., systems falling outside of traditional technical trend analysis) and money management principles, each of which may be revised from time to time.  The objective of the investment and trading systems employed by Millburn Ridgefield Corporation is to consider multiple data inputs, or “factors,” in order to arrive at relatively near-term return forecasts for each traded instrument, and take appropriate, risk-managed positions.  These factors include price data, but also a range of price derivative and non-price data.  The Program employs models that analyze data inputs over a time spectrum from several minutes to multiple years.
A majority of trades generated by quantitative models may be unprofitable.  Their objective is to make fewer but larger profits, more than offsetting possibly more numerous but smaller losses.  Consequently, during periods in which market behavior differs significantly from than analyzed to build models, substantial losses are possible, and even likely.

Successful systematic futures trading depends on several elements.  Two of the main factors are the development and selection of the trading systems used in each market, and the allocation of portfolio risk among the markets available for trading.
Market environments change over time, and particular systems may perform well in one environment but poorly in another.  Likewise, market sectors and individual markets go through periods where systematic trading is very profitable and other periods where no system is able to generate any profits.  The goal of Millburn Ridgefield Corporation’s research has been to develop and select a mix of systems in each market and to allocate risk across a wide array of markets, so as to contain overall portfolio risk within a targeted range while allowing exposure to profitable opportunities.
Over more than 40 years, Millburn Ridgefield Corporation and its predecessor entities have developed hundreds of trading systems.  These trading systems generate buy or sell decisions in a particular market based on the analysis of price movements in the market, some non-price information or a combination of both.
Of course, systems can be materially different – better in some periods and worse in others.  The main distinguishing features are:  the time frame over which systems work (intra-day to long-term); the granularity of data fed into them (tick data to daily, weekly or monthly frequencies); type (market or economic statistics); source (cash, futures, forward or option markets-generated data or government and industry generated statistical information), and the objective of the system (profiting from momentum, mean reversion, trading ranges or volatility).  No single approach will work all the time.  Therefore, Millburn Ridgefield Corporation’s objective is to have several approaches and several data inputs operating in conjunction with one another.
When arriving at the portfolio allocation, Millburn Ridgefield Corporation generally seeks maximum diversification subject to liquidity and sector concentration constraints, and each market is traded using a diversified set of trading systems, which may be optimized for groups of markets, sectors or specific markets.  The markets traded and allocations are reviewed at least monthly, although changes may occur more or less frequently.  The following factors, among others, are considered in constructing a universe of markets to trade for each portfolio:  profitability, liquidity of markets, professional judgment, desired diversification, transaction costs, exchange regulations and depth of market.  For MILCOM, the current allocation to any market in the portfolio does not exceed 9%. The portfolio weightings will be determined, taking into account statistical data on the returns in each market, liquidity constraints and Millburn Ridgefield Corporation’s judgment and experience.
Risk Management
Risk is a function of both price level and price volatility.  For example, for any given level of volatility, a 100,000 barrel crude oil position is worth more and is, therefore, probably more risky with oil at $90 per barrel than with oil at $50 per barrel.  Similarly, oil would be more risky if prices are moving in a 5% daily range than if prices are moving in a 1% daily range.  Millburn Ridgefield Corporation sizes the position in each market taking into account its measurement of risk based on price level and volatility in that market.  Market exposure is then managed by the position-sizing models which measure the risk in the portfolio’s position in each market.  In the event the model determines that the risk has changed beyond an acceptable threshold, it will signal a change in the position — a decrease in position size when risk increases and an increase in position size when risk decreases.  Millburn Ridgefield Corporation’s position-sizing models maintain overall portfolio risk and distribution of risk across markets within designated ranges.  The position-sizing model manages the position traded by each of the (directional) trading systems discussed above.

In addition, Millburn Ridgefield Corporation’s risk management processes focus on money management principles applicable to the portfolio as a whole rather than to individual markets.  The first principle is portfolio diversification which attempts to improve the quality of profits by reducing volatility.
Additional money management principles applicable to the portfolio as a whole include:  (1) limiting the assets committed as margin or collateral, generally within a range of 5% to 35% of an account’s Net Assets, though the amount may at any time be higher or lower; and (2) prohibiting pyramiding — that is, using unrealized profits in a particular market as margin for additional positions solely in the same market.
Another important risk management function is the careful control of leverage or total portfolio exposure.  Leverage levels are determined by simulating the entire portfolio — all markets, all systems, all risk control models, the exact weightings of the markets in the portfolio and the proposed level of leverage — over the past five or ten years to determine the portfolio’s simulated risk and return characteristics as well as the worst case experienced by the portfolio in the simulation period.  The worst case, or peak-to-trough drawdown, is measured from a daily high in portfolio assets to the subsequent daily low whether that occurs days, weeks or months after the daily high.  If Millburn Ridgefield Corporation considers the drawdown too severe or the portfolio’s simulated volatility too high, it reduces the leverage or total portfolio exposure.  There are, however, no restrictions on the amount of leverage Millburn Ridgefield Corporation may use at any given time.
Decisions whether to trade a particular market require the exercise of judgment.  The decision not to trade certain markets for certain periods, or to reduce the size of a position in a particular market, may result at times in missing significant profit opportunities.
Millburn Ridgefield Corporation employs discretion in the execution of trades where The Millburn Corporation’s trader expertise plays a role in timing of orders and, from time to time, Millburn Ridgefield Corporation may adjust the size of a position, long or short, in any given market indicated by its systematic trading strategies.  This exercise of discretion (other than in trade execution) generally occurs only in response to unusual market conditions that may not have been factored into the design of the trading systems and is generally intended to reduce risk.  Decisions to make such adjustments also require the exercise of judgment and may include consideration of the volatility of the particular market; the pattern of price movements, both inter-day and intra-day; open interest; volume of trading; changes in spread relationships between various forward contracts; and overall portfolio balance and risk exposure.

With respect to the execution of trades, Millburn Ridgefield Corporation may rely to an extent upon the judgment of others, including dealers and bank traders.  No assurance is given that it will be possible to execute trades regularly at or near the desired buy or sell point.
The trading method, systems and money management principles utilized by Millburn Ridgefield Corporation are proprietary and confidential.  The foregoing description is general and is not intended to be complete.